FOR IMMEDIATE RELEASE                   FOR FURTHER INFORMATION CONTACT:
---------------------                   --------------------------------
February 2, 2006                        Gary N. Pelehaty,
                                        President and Chief Executive Officer
                                        (609) 298-0723


                            FARNSWORTH BANCORP, INC.
           Announces Earnings For the Quarter Ended December 31, 2005

         Bordentown, New Jersey -- February 2, 2006 - Farnsworth Bancorp, Inc. (OTC Bulletin Board: FNSW), the parent holding company of Peoples Savings Bank, Bordentown, New Jersey, today announced that for the quarter ended December 31, 2005, it had net income of $90,174 or $0.14 per diluted share, as compared to net income of $112,423 or $0.18 per diluted share, for the quarter ended December 31, 2004.

         Total assets and stockholders' equity of the Company were essentially unchanged from September 30, 2005, and totaled approximately $104.1 million and $9.2 million, respectively, at December 31, 2005. Stockholders' equity per share was $14.13 at December 31, 2005, as compared to $14.21 per share at September 30, 2005.

         Peoples Savings Bank is a federally chartered stock savings bank that conducts its business from its main office in Bordentown, New Jersey and three branch offices located in Florence, Marlton and Mt. Laurel, New Jersey. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). The Company's common stock is traded on the OTC Bulletin Board under the symbol "FNSW."

         This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Farnsworth Bancorp, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.




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